TERMINATION AGREEMENT
This Termination Agreement (“Agreement”) entered into as of March 7, 2018 (the “Effective Date”) is among Retailco Services, LLC, a Texas limited liability company with an address of 12140 Wickchester Lane, Suite 100, Houston, TX 77079 and (“Servco”) with NuDevco Retail, LLC as Guarantor, and Spark Holdco, LLC, a Delaware limited liability company, with offices located at 12140 Wickchester Lane, Suite 100, Houston, TX 77079 (together with its subsidiaries collectively “Client”). NuDevco Retail, LLC (“NuDevco”), a Texas limited liability company with its principal place of business at 12140 Wickchester Lane, Suite 100, Houston, TX 77079, is an additional party to this Termination Agreement solely for the purposes of its guaranty associated with the original Master Service Agreement among the Parties. Servco, Client and NuDevco may each individually be called a “Party” and collectively may be referred to as the “Parties.”
RECITALS
Whereas, Servco and Client are parties to a Master Service Agreement, effective as of January 1, 2016 and as amended by the parties from time to time (collectively hereafter the “MSA”); and
Whereas, the Parties desire to terminate the MSA.
Now, therefore, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
AGREEMENTS
1.Definitions and Interpretations
1.1    Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.
1.2    Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
2.    Termination.

2.1
Termination Date. Subject to the terms and conditions of this Agreement, the Parties hereby terminate the MSA and any and all rights, obligations or duties created thereunder effective April 1, 2018 (the “Termination Date”). The rights, duties and obligations of the parties arising or accruing under the MSA prior to the Termination Date are not affected by this Termination Agreement.

2.2
Effect of Termination. As of the Termination Date, (a) Servco shall immediately cease providing any services to Client and all licenses granted under the MSA shall terminate; (b) Client shall return to Servco all of Servco’s Confidential Information and shall, at Servco’s option, delete, destroy, or permanently erase any software installed in Client’s computer systems downloaded from the Services or from Servco in connection with the provision of services to Client under the MSA; (c) Servco shall return to Client and, upon direction from the Client, destroy all remaining copies of Customer Data, Client Intellectual Property and other Client Confidential Information; and (d) Client shall promptly pay to Servco all unpaid fees due and owing.

2.3
Transfer of Assets and Personnel to Client upon Termination. As of the Termination Date and as directed by Client, Servco shall assign to Client (i) all of the Assigned Assets (as defined in the MSA) that were initially transferred by Client to Servco under the MSA, (ii) any future or additional assets that were paid for by Client under the MSA and (iii) any additional Client Work Made for Hire and Client Work Product created during the term of the MSA, in each case in (i), (ii) and (iii) to the extent they still exist, and (iv) Servco’s existing personnel to the extent requested by Client, which job categories are identified on Exhibit B (collectively, the “Servco Infrastructure”) and shall be agreed in a form mutually agreed to by Servco and Client. Additional details regarding the transfer of Servco Infrastructure to Client are set forth in Sections 2.3.1 and 2.3.2 below. Servco shall assist the Client in the transfer of the Servco Infrastructure to Client including without limitation: (a) the execution of transfer and assignment documentation sufficient to give Client good and marketable title to assets being assigned and rights under all agreements necessary to operate the Servco Infrastructure; (b) access to all information of Servco including Confidential Information data and records as may be requested to effect the transfer; (c) the transfer of the employees of Servco to Client; and (d) making certain Servco employees available to provide transition assistance to Client at no cost to Client for a period of no longer than six months.

2.3.1
Transfers of Assets, Intellectual Property and Contractual Rights. As of the Termination Date, Servco and Client (and Client’s Subsidiaries as applicable) shall enter into: (a) an assignment and assumption of the contracts listed on Exhibit C (the “Re-Assigned

Contracts”) in a form mutually agreed to by Servco and Client; and (b) an assignment and bill of sale for the assets (including all computer, monitors, printers, and peripherals used by any Servco personnel who provided Services to Client under the MSA and all assets that were paid for by Client under the MSA) and intellectual property (including all operating systems and other software contained in the computers being transferred from Servco to Client, used or useful in performing the Services on behalf of Client, Client Work Made for Hire, and Client Work Product) set forth on Exhibit D (the “Re-Assigned Assets”) in form mutually agreed to by Servco and Client.

2.3.2
Transfer of Personnel. As of the Termination Date, certain of Servco’s personnel (job categories as defined on Exhibit B to this Agreement and as will be agreed in a final form mutually agreed to by Servco and Client) will become employees of Client on similar terms as those being provided by Servco at the Termination Date. In connection with such transfer of Servco’s employees, the following shall apply:

(a)    Each former Servco employee hired by Client shall receive credit for prior service with Servco or its Affiliates for purposes of (i) paid time off (“PTO”) accrual and (ii) 401(k) plan vesting. In addition, each such employee shall be offered the opportunity to participate in the Client employee benefit programs, including without limitation its Short and Long Term Disability programs, its Life Insurance program, its Accidental Death and Dismemberment program, its medical benefits program, its vision benefits program, and its FSA program.

(b)    Servco agrees that nothing contained in this Agreement or the hiring of Servco employees by Client shall in any way effect the vesting of any restricted stock unit awards previously granted to such Servco employees under Client’s long term incentive plan and further agrees that it will take all actions necessary to effectuate the foregoing.

(c)    Nothing in this Agreement shall be deemed to (i) give rise to any rights, claims, benefits or causes of action to a Servco employee or former Servco employee hired by Client or any Client employee, (ii) prevent, restrict, or limit Client or any of its Affiliates, from modifying or terminating any of their benefit plans, programs or policies from time to time as they may deem appropriate, subject only to compliance with the express provisions of this Agreement for the benefit of Servco or (iii) require Servco or any of its Affiliates to modify or terminate any of their benefit plans, programs or policies, or prevent, restrict or limit Servco or any of its Affiliates from modifying or terminating any of their benefit plans, programs or policies from time to time as they may deem appropriate, subject only to compliance with the express provisions of this Agreement. The provisions of this Agreement are solely for the benefit of the parties hereto and nothing in this Agreement, express or implied, shall confer upon any current or former Servco Employee, Client Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Agreement, express or implied, shall be deemed an amendment of any employee benefit plan, program, policy or agreement providing benefits to any Servco employee, former Servco employee or Client employee.

2.4
Assumption of Servco’s Performance Obligations. As of the Termination Date, Client shall assume responsibility for ensuring the continued performance of Servco’s performance obligations and its other business operations, including the provision of similar Services at the same rates and under the same terms and conditions as currently provided to Client and to any other customer of Servco under Servco’s existing customer contracts and third party customer contracts as necessary to effectuate the obligations under any such contracts and to fulfill the intent and purposes of this Agreement. .

3.    Confidential Information. Any Party (the “Disclosing Party”) may from time to time disclose Confidential Information to any other Party (the “Recipient”). “Confidential Information” is all non-public, confidential, and/or proprietary information concerning the business, technology, and strategies of the Disclosing Party that is conveyed to the Recipient orally or in tangible form and is either identified or marked as “confidential” or “proprietary” or, under the circumstances surrounding its disclosure, or due to its nature or sensitivity, should be reasonably understood by the Recipient as intended by the Disclosing Party to be treated as “confidential” and subject to the terms of this Agreement. Without limiting the generality of the foregoing, each Party agrees that (a) Confidential Information of Servco includes the software, source code, documentation, inventions, know-how, methods, designs, specifications, updates and any and all other materials and information related to the Services; and (b) Confidential Information of Client includes all Client Data, Client Intellectual Property, Client business processes, Client marketing strategies and copies and details of the Client’s agreements with its customers. For a period of two (2) years after the Termination Date (and indefinitely or as otherwise prescribed with respect to any Confidential Information that meets the definition of a “Trade Secret” under then applicable law and any personally identifying information, including without limitation names, addresses, and e-mail addresses), Recipient will keep in confidence and trust and will not disclose or disseminate, or permit any employee, agent or other party working under Recipient’s direction to disclose or disseminate, the existence, source, content or substance of any Confidential Information to any other party. Recipient shall use Confidential Information of the Disclosing Party only as necessary for the performance of this Agreement. Recipient will employ at least the same methods and degree of care (but no less than reasonable care) as Recipient employs with respect to its own Confidential Information of similar import to prevent the unauthorized disclosure or misappropriation of the Disclosing Party’s Confidential Information. Recipient will furnish the Confidential Information only to its and its affiliates’ employees, independent contractors, and agents who have (a) a bona fide need to know the Confidential Information to perform the obligations hereunder, (b) been informed of the confidential nature of the Confidential Information, and (c) agreed in writing to be bound by obligations of confidentiality no less restrictive than the terms and conditions set forth in this Agreement. The Receiving Party shall be responsible for any breach of confidentiality by such persons. The commitments in this Agreement will not impose any obligations on the Recipient with respect to any portion of the Confidential Information which: (i) is now generally known or available, or which hereafter, through no wrongful act or failure to act on the part of Recipient, becomes generally known or available in the public domain; (ii) is rightfully known by the Recipient prior to or at the time of receiving such information from the Disclosing Party or its representatives; (iii) is furnished to Recipient by a third party without any known restriction on disclosure and without a breach by such third party of any confidentiality undertaking with respect thereto; (iv) is independently developed by the Recipient without the use of the Disclosing Party’s Confidential Information or the breach of this Agreement; or (v) is approved for disclosure without further obligations of confidentiality by the express written authorization of the Disclosing Party. Notwithstanding anything herein to the contrary, the Recipient may disclose Confidential Information that is required to be disclosed by order or mandate of any court, tribunal or administrative agency, or other instrumentality of the government; provided, however, that the Recipient shall give the Disclosing Party as much advance notice prior to making such disclosure as is reasonably practicable under the circumstances and to the extent legally permissible so as to permit the Disclosing Party to take commercially reasonable actions at its own expense to prevent or mitigate the adverse effects of such disclosure. Each Party acknowledges that monetary damages may not be a sufficient remedy for the unauthorized disclosure or improper use of Confidential Information and, accordingly, that each Party may seek, without waiving any of its other rights or remedies, such injunctive or equitable relief as may be available in a court of competent jurisdiction. At the Disclosing Party’s option and direction, Recipient shall promptly either destroy all Confidential Information in its possession or return all such copies to the Disclosing Party, and, in either event, Recipient shall provide a written certification confirming such destruction or return. Notwithstanding the foregoing, to the extent any Servco Confidential Information is transferred to Client pursuant to Sections 2.3 of this Agreement, or is within the knowledge of Servco personnel who become employees of Client pursuant to Section 2.6 of this Agreement, such Confidential Information shall become the property of Client, and Client shall be free to use such Confidential information as it sees fit and shall not be restricted in any way from using such Confidential Information.
4.    Alternative Dispute Resolution Procedures
4.1    Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or performance hereof, including, but not limited to, any disputes concerning the interpretation of the terms and provisions hereof, shall be resolved through the use of the following procedures:

(a)	The Parties will initially attempt in good faith to resolve any disputes, controversy or claim arising out of or relating to this Agreement.

(b)
Should the Parties directly involved in any dispute, controversy or claim be unable to resolve same within a reasonable period of time, such dispute, controversy or claim shall be submitted to the senior executives of the Parties (the “Senior Executives”) with such explanation or documentation as the Parties deem appropriate to aid the Senior Executives in their consideration of the issues presented. The date the matter is first submitted to the Senior

Executives shall be referred to as the “Submission Date.” The Senior Executives shall attempt in good faith, through the process of discussion and negotiation, to resolve any dispute, controversy, or claim presented to it within ten (10) Days after the Submission Date.

(c)
If the Senior Executives cannot so resolve any dispute, controversy, or claim submitted to it within ten (10) Days after the Submission Date, the Parties shall attempt in good faith to settle the matter by submitting the dispute, controversy or claim to mediation within twenty (20) Days after the Submission Date using any mediator upon which they mutually agree. If the Parties are unable to mutually agree upon a mediator, the case shall be referred for mediation to the office of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Houston, Texas. The cost of the mediator will be split equally between the Parties unless they agree otherwise in writing.

(d)
If the matter has not been resolved pursuant to the aforesaid mediation procedure within thirty (30) Days of the initiation of such procedure, or if either Party will not participate in such mediation, either Party may request that the matter be resolved through arbitration by submitting a written notice (the “Arbitration Notice”) to the other. Any arbitration that is conducted hereunder shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and will not be governed by the arbitration acts, statutes, or rules of any other jurisdiction.

(e)
The Arbitration Notice shall name the noticing Party’s arbitrator and shall contain a statement of the issue(s) presented for arbitration. Within fifteen (15) Days of receipt of an Arbitration Notice, the other Party shall name its arbitrator by written notice to the other and may designate any additional issue(s) for arbitration. The two named arbitrators shall select the third arbitrator within fifteen (15) Days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either Party shall be entitled to request the Senior Judge of the United States District Court for the Southern District of Texas to select the third arbitrator. All arbitrators shall be qualified by education or experience within the electric and natural gas retail marketing industry to decide the issues presented for arbitration. No arbitrator shall be: (i) a current or former director, officer, or employee of either Party or its Affiliates; (ii) an attorney (or member of a law firm) who has rendered legal services to either Party or its Affiliates within the preceding three years; or (iii) an owner of any of the Voting Interest of either Party, or its Affiliates.

(f)
The three arbitrators shall commence the arbitration proceedings within twenty-five (25) Days following the appointment of the third arbitrator. The arbitration proceedings shall be held at a mutually acceptable site and if the

Parties are unable to agree on a site, the arbitrators shall select the site. The arbitrators shall have the authority to establish rules and procedures governing the arbitration proceedings. Each Party shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted. The arbitration panel shall not have the authority to award (i) punitive or exemplary damages or (ii) consequential damages, except as expressly provided herein. The arbitrators’ decision must be rendered within thirty (30) Days following the conclusion of the hearing or submission of evidence, but no later than ninety (90) Days after appointment of the third arbitrator.

(g)
The decision of the arbitrators or a majority of them, shall be in writing and shall be final and binding upon the Parties as to the issue(s) submitted. The cost of the hearing shall be shared equally by the Parties, and each Party shall be responsible for its own expenses and those of its counsel or other representatives. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have to the arbitrability of any such disputes, controversies or claims and further agrees that a final determination in any such arbitration proceeding shall be conclusive and binding upon each Party. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing Party shall be entitled to recover reasonable attorneys’ fees and court costs in any court proceeding relating to the enforcement or collection of any award or judgment rendered by the arbitration panel under this agreement.

(h)
All deadlines specified herein may be extended by mutual written agreement of the Parties. The procedures specified herein shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a Party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action, the Parties will continue to participate in good faith in the procedures specified herein. All applicable statutes of limitation, including, without limitation, contractual limitation periods provided for in this Agreement, shall be tolled while the procedures specified in this Section are pending. The Parties will take all actions, if any, necessary to effectuate the tolling of any applicable statutes of limitation.

4.2    Continued Performance. Each Party agrees to continue to perform its obligations under this Agreement while any dispute is being resolved, unless and until: (a) such obligations are terminated by the termination or expiration of this Agreement; or (b) otherwise ordered pursuant to a ruling by the arbitration panel, or the issuance of a temporary restraining order or other preliminary injunctive relief.

5.    General

5.1	Compliance with Laws. Each Party shall at all times comply with all applicable laws, statutes, rules, regulations and ordinances.

5.2
Representations. Each Party represents and warrants that (a) it is a business entity duly organized, validly existing, and in good standing in the jurisdiction in which it is formed, and that it has the full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement; (b) it has no outstanding agreement that is in conflict with any of the provisions of this Agreement or that would preclude it from complying with the provisions hereof; (c) it is in material compliance with all applicable laws, regulations and rules of any government body or other competent authority relating to its business and performance under this Agreement; and (d) it has the financial capability to meet its obligations under this Agreement.

5.3
Entire Agreement. This Agreement supersedes all prior communications, understandings, and agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the full understanding and agreement between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended, supplemented, or otherwise modified, except by a written agreement executed by each party hereto.

5.4
Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Texas, without giving effect to any choice of law or rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas to the rights and duties of the parties hereto.

5.5
Severability. If any provision of this Agreement or the application thereof is held to be invalid, void or unenforceable for any reason, the remaining provisions not so declared will be construed so as to comply with the law and will continue in full force and effect.

5.6
Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which taken together shall constitute one and the same instrument, and may be delivered electronically.

5.7
No Third Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.8	Legal Notices. Any notice permitted or required under this Agreement must be in writing. Any such notice will be delivered as follows: (a) hand delivery; (b) nationally recognized overnight courier (fully prepaid and with delivery confirmation via UPS, the United States Postal Service, FedEx, DHL, or other nationally recognized overnight delivery service); or (c) certified U.S. Mail, postage prepaid, return receipt requested. An unofficial copy may also be transmitted by email. Legal notices shall be effective immediately for notice delivered pursuant to section (a) above. Notices shall be effective two (2) Business Days following the expiration of the date sent for notice delivered pursuant to sections (b) or (c) above. All notices shall be addressed to each Party as set forth below (or to such other address/addressee or telecopy number as either Party may from time to time duly notify the other).
If to Servco, addressed to:
RetailCo Services, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attention: Chief Executive Officer

With a copy to:

RetailCo Services, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attn: General Counsel

If to Client, addressed to:
Spark HoldCo, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attention: Chief Executive Officer
With a copy to:
Spark HoldCo, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attention: General Counsel
If to NuDevco, addressed to:

NuDevco Retail, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attention: Chief Executive Officer

With a copy to:

NuDevco Retail, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attn: General Counsel

5.9    Amendments and Waivers. This Agreement and any Statement of Work, Attachments or Exhibits hereto may be amended in whole or in part only by written agreement signed by the Parties. The failure of any Party to insist upon strict performance of any of the terms or conditions herein, irrespective of the length of time for which such failure shall continue, shall not be a waiver of that Party’s right to demand strict compliance in the future. The Parties may at any time and from time to time waive in whole or in part the benefit to it of any provision in this Agreement or any default by the other Party, but any waiver on any occasion will be deemed not to be a waiver of that provision thereafter or of any subsequent default or a waiver of any other provision or default. No waiver or consent shall be effective unless in writing and signed by the Party against whom such waiver or consent is asserted.
5.10    Survival. Sections 3.1 (Fees), 3.2 (Expenses), 3.3 (Payment), 3.4 (Effect of Termination), 5.5 (Transition Services), 5.6 (Transfer of Assets and Personnel to Client After Termination), Sections 7.2(b), 7.2(c) (Audits), Article 8 (Indemnification; Liability); Article 10 (Confidential Information), Article 11 (Governing Law), Sections 14.15 (Survival), 14.16 (Record Keeping), 14.18 (Guaranty of Nudevco Retail, LLC) and any other provisions that by their nature are necessary to survive the expiration or termination of the MSA shall survive despite this Termination Agreement.
5.11    Headings. Headings and captions are for convenience only and are not to be used in the interpretation of the Agreement.
5.12    Further Assurances. Each Party agrees to execute such additional documents and instruments and take such additional actions as may be reasonably necessary or as requested by the other Party to give effect to this Agreement and to carry out its provisions.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Retailco Services, LLC

By:/s/ Gary Lancaster
Name: Gary Lancaster
Title:    Exec. VP & General Counsel

Spark Holdco, LLC

By:     /s/ Nathan Kroeker
Name: Nathan Kroeker
Title:    CEO

Nudevco Retail, LLC (executed solely as to guaranty obligations)

By:     /s/ Gary Lancaster

Name: Gary Lancaster
Title:    Exec. VP & General Counsel

Exhibit A
[Definitions]
“Agreement” has the meaning set forth in the introductory paragraph.
“Arbitration Notice” has the meaning set forth in Section 4.1(d).
“Re-Assigned Assets” has the meaning set forth in Section 2.3.1.
“Re-Assigned Contracts” has the meaning set forth in Section 2.3.1.
“Client” has the meaning set forth in Section the introductory paragraph.
“Client Data” means all data imported for use under the MSA or generated pursuant to MSA that (i) constitutes the personally identifiable information of Client’s Customers including, without limitation, financial information; (ii) Client’s raw ANSI x12 data; or (iii) otherwise contains information regarding Client’s Customers’ usage of, or payment for, electric or gas services.
“Client Intellectual Property” means Client Data, Client Trademarks, Client Work Product, and Client Work Made for Hire.
“Client Trademarks” means the Client’s name and logo trademarks.
“Client Work Made for Hire” means any specifications, design documents, flow charts, software programs (including developed applications), historical data, models, processes procedures and related documentation, reports and other similar work product (collectively, “Developed Materials”), regardless of the medium in which such Developed Materials are presented, that was developed by or on behalf of Client and not assigned to Servco as part of the Assigned Assets. The ownership of any Developed Materials developed by Servco on behalf of Client that were addressed in a specific Statement of Work under the MSA shall be identified in Exhibit D. Any Client Work Made for Hire that is not addressed in a Statement of Work and the Developed Materials were paid in fully by Client, such Developed Materials shall be owned by Client or if such Developed Materials are a part of Client’s existing assets or Client Intellectual Property and shall be listed in Exhibit D.
“Client Work Product” means all Developed Materials that Client develops or causes to be developed on its behalf in which it owns, excluding any such Developed Materials that Servco develops not owned by Client.
“Confidential Information” has the meaning set forth in Section 3.
“Customers” means any utility, transmission/distribution service provider, commercial, industrial or residential entities or Persons to which Client sells or purchases electricity or natural gas or provides electric or natural gas services.

“Developed Materials” has the meaning set forth in the definition of Client Work Made for Hire.
“Disclosing Party” has the meaning set forth in Section 3.
“Effective Date” has the meaning set forth in the introductory paragraph.
“MSA” has the meaning set forth in the Recitals.
“Parties” has the meaning set forth in the introductory paragraph.
“Party” has the meaning set forth in the introductory paragraph.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
“PTO” has the meaning set forth in Section 2.3.2(a).
“Recipient” has the meaning set forth in Section 3.
“Senior Executives” has the meaning set forth in Section 4.1(b).
“Servco” has the meaning set forth in the introductory paragraph.
“Servco Infrastructure” has the meaning set forth in Section 2.3.
“Submission Date” has the meaning set forth in Section 4.1(b).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Termination Date” has the meaning set forth in Section 2.1.

Exhibit B
[Servco Job Categories to be Assigned to Client]
Customer service calls and non-call service interaction management
Escalated customer issue management
Inbound new enrollments management
Inbound retention of customer request to drop management
Enrollment transaction management
EDI and market transaction management
Customer billing services
Collections and receivables services
Electronic payment services
Print and mail services
Pricing update services
Contract mgmt. services
Residual commission services
Operational and key performance reporting services
Information technology infrastructure, application, desktop support & associated services
Data warehouse management and reporting services
Business continuity and disaster recovery planning services
Vendor management of third party providers for above services

Exhibit C
[Contracts to Be Assigned to Client]

This exhibit will be prepared and agreed to by the Parties after the execution date.

Exhibit D
[Re-Assigned Assets]

This exhibit will be prepared and agreed to by the Parties after the execution date.